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Exhibit No. 5

             EXCLUSIVE LICENSE AGREEMENT TO MANUFACTURE, USE AND SELL

"IMPROVED APPARATUS AND METHOD FOR THE REMEDIATION OF PARTICULATE MATERIAL AND
TOXIC POLLUTANTS TRANSPORTED IN FLUE GAS"   DOCKET NO.7455

     This Exclusive License Agreement is made and effective this 5th day of May, 1999, by and between RICHARD A. STEINKE, of 1580 Bermuda Dunes Drive, Boulder City, Nevada 89005, and ROBERT W. HOOD, of11155 Southeast Street Lucy Lane, Clackamass, Oregon 97015 hereinafter referred to as "LICENSORS," and American Environmental Corporation, a Nevada Corporation of the State of Nevada, having a principal place of business at 705 Yucca Street, Boulder City, Nevada 89005, hereinafter referred to as "LICENSEE."

     WHEREAS, LICENSORS are an inventor and part owner, respectively, of a certain Intellectual Property entitled "Improved Apparatus and Method for the Remediation of Particulate Material and Toxic Pollutants Transported in Flue
Gas"   Docket No.7455, that is currently pending and to the extent they are owners of the entire right, title and interest in and to said inventions currently embodied in United States Patent application.

     WHEREAS, LICENSEE desires to manufacture and sell both "Improved Apparatus and Method for the Remediation of Particulate Material and Toxic Pollutants
Transported in Flue Gas"   Docket No. 7455  of the inventions;

    WHEREAS, LICENSORS are willing to exclusively license the rights to manufacture pollution systems covered by the Intellectual Property Rights set out above to LICENSEE the right, title and interest in and to their inventions, patents, patent application, reissues, continuation or continuations in part thereof, and additional patent applications therein in the United States and throughout the world for the life of any patent issued thereon or a period of five (5) years, whichever is longer, and will cooperate with LICENSEE in filing additional patent applications, as LICENSEE may desire and pay for, covering improvements to LICENSORS' inventions.

     NOW, THEREFORE, based upon the mutual covenants and promises set forth herein, the parties hereto agree as follows:

                                  DEFINITIONS

1. PATENT RIGHTS means the above set out in U. S. Patent Application "Improved Apparatus and Method for the Remediation of Particulate Material and Toxic
Pollutants Transported in Flue Gas"   Docket No. 7455 as are or later filed
relating to this application of the LICENSORS' inventions in the United States, and any and all foreign countries, if any.

2. EFFECTIVE DATE date shall mean the date first set forth in the preamble to this Agreement.

3. NET SELLING PRICE shall mean the price received on a sale to an unrelated third party of each unit of a "Improved Apparatus and Method for the Remediation
of Particulate Material and Toxic Pollutants Transported in Flue Gas"   docket
No. 7455 less any trade discounts as are usually allowed and actually given, cost of returns and taxes, if any.

4. UNIT OR UNITS shall mean a complete set of manufactured pollution equipment manufactured by or covered under the licensed subject matter.


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5.  SOLD shall mean when a unit of the invention hereinafter referred to as
"unit" is manufactured, shipped or first used commercially and has been paid for.

6. INVENTOR. A reference to inventors refers to LICENSORS, Richard A. Steinke and Robert W. Hood.

7. LICENSED SUBJECT MATTER means the LICENSORS' inventions and improvements thereto as embodied in the subject U.S. Patent application "Improved Apparatus and Method for the Remediation of Particulate Material and Toxic Pollutants
Transported in Flue Gas"   Docket No. 7455.

                                  WITNESSETH

1. LICENSE GRANT. LICENSORS hereby sell, grant, transfer and convey to LICENSEE an exclusive license to make, use and sell units of the pollution systems covered by licensed subject matter in the United States and throughout the world, including trade secrets, know how, and the like. This license grant is limited to the manufacture, use and sale of pollution systems and does not cover other products or items as can be manufactured, used or sold covered by the licensed subject matter, and is for the United States and throughout the world, and includes the right to sublicense others under the terms and conditions of this Agreement, providing that such sublicensees agree to be bound by all of the terms and conditions of this Agreement.

2. ROYALTIES AND CONSIDERATION. LICENSEE, for and in consideration of the granting of this Exclusive License Agreement, agrees to pay to LICENSORS, for the term of this Agreement, a royalty of three per cent (3.0%) of the net selling price for all wholesale or retail sales of "units" of LICENSORS' inventions, that include the improvements engineered thereto, and products as are later developed as a result of LICENSORS' efforts, and as are sold by LICENSEE or any sublicensee, in the United States and throughout the world. Royalty payments to be paid quarterly, on or before the fifteenth (15) day following the end of each calendar quarter. If such royalties are not paid by the thirtieth (30) day from the last day of the previous calendar quarter, the LICENSORS may terminate this Agreement as provided for in paragraph 8 below.

3. MINIMUM PRODUCTION. LICENSEE agrees that from the date of this Agreement it will, after a first year from the date of this Agreement for a second year, produce and market "units" of the invention each year for the term of this Agreement, and pay royalties thereon, as set out in paragraphs. Should this production schedule of sales of "units," coming under the subject U.S. Patents, not be produced in the second year or subsequent years, LICENSEE may keep this license current by paying to LICENSORS, as royalties for that year, an amount equal to the royalties as would be paid on the number of "units," set out below, based upon the then net selling price of the "units," with a minimum production of "units" being for a:

First year:  no minimums;

Second year: LICENSEE shall have manufactured and sold at least 30 "units' by the end of the second year;

Third year: shall have manufactured and sold at least an additional 60 "units" during a third year;

Fourth year: shall have manufactured and sold at least an additional 90 "units" during a fourth year and

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Fifth year and for the remainder of this Agreement:  shall have manufactured and sold at least an additional 120 "units" during each year thereafter for the term of this Agreement.

4. TIME IS OF THE ESSENCE. LICENSEE agrees that time is of the essence in commercially exploiting the technology licensed hereunder and accordingly agrees to use their best efforts to develop for manufacture market ready products embodying the rights licensed herein.

5. MINIMUM PAYMENTS. The above minimum royalty payment amounts are due and payable on the fifteenth (15th) day of the month following the end of each calendar year during the term of this Agreement. The greater of actual royalties due or the minimum payment shall be paid. If any payment is not made by the thirtieth (30th) day of the month following the end of each calendar year, the LICENSOR may terminate this Agreement as provided for in paragraph 8 below. Accordingly, if sales have been made during a calendar year and the actual royalties due and paid on such sales is less than the required yearly minimum, an appropriate amount must be added thereto to reach this minimum amount to maintain this Exclusive License Agreement. Where royalties paid in the previous four (4) quarters are greater that the minimum, no additional amount is due.

6. IMPROVEMENTS. Subject to the terms and conditions of this Agreement, and for so long as LICENSEE has fully performed all of its obligations and the covenants set out hereunder, LICENSORS agree that they will promptly make available to LICENSEE all improvements, developments, discoveries and inventions as LICENSORS shall acquire during the term of this Agreement and relating to the licensed invention, and provided LICENSEE has paid for the development of such improvements, then these improvements shall be included as part of the licensed subject matter without additional payment. Should such improvement result in the issue of an additional patent or patents, as set out in paragraph 11 below, the term of this Agreement shall be extended to the end of the life of such additional patent or patents, unless sooner terminated hereunder.

7. TERM. The term of the license herein granted shall commence on the effective date of this Agreement and continue for the life of the last to expire issued United States Patent concerning the licensed subject matter including improvements as set out in paragraph 6 above as LICENSORS shall acquire, or for the period of five (5) years from the effective date of this Agreement, whichever is longer. As to foreign countries, this license shall continue for such country where a patent has been granted for the life of the last to expire patent issued in such country.

8. TERMINATION. This Agreement can be terminated by LICENSEE at any time after the effective date hereof by LICENSEE notifying LICENSORS of such termination in writing directed by registered mail to LICENSORS at the addresses set out herein or other addresses supplied by LICENSORS to LICENSEE. Such termination shall be effective thirty (30) days from the date received by LICENSORS.

LICENSORS, at their discretion, may terminate this Agreement should LICENSEE fail to pay any required royalty when due as provided in paragraph 2 above, or timely meet or pay any required minimum production set out in paragraph 3 above, or minimum payments as provided for in paragraph 5 herein above. Termination shall be effective after notice is sent by LICENSORS to LICENSEE by registered mail addressed to LICENSEE's address set out herein below or to an address as later supplied by LICENSEE to LICENSORS, LICENSEE to have thirty (30) days after receipt of notice of termination to correct the cited default by bringing all required payments current together with interest at a rate of twelve (12)
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percent per annum from the date(s) that such payments were due on.  If default is not corrected within the thirty (3 0) day period, this license shall be null and void without a requirement for further action by LICENSORS. At the occurrence of a default by LICENSEE of the terms and conditions of this Agreement other than the above set out failure to make minimum payments or pay royalties, LICENSORS may, in their sole discretion, give notice of their intention to terminate this Agreement if such default is not timely corrected. which notice shall be sent by registered mail to LICENSEE's address set out herein below or other address, as LICENSEE shall supply to LICENSORS. Such notice shall recite the claimed default with reference to this Agreement. Upon receipt of such notice, LICENSEE shall take prompt steps to correct the default and shall timely inform LICENSORS of the steps taken. Should LICENSEE fail to take appropriate measures to correct such default, LICENSORS, after thirty (30) days, may notify LICENSEE of the termination of this Agreement, which notice shall be sent by registered mail as set out above. LICENSEE shall then have an additional thirty (30) day period to correct said default to LICENSORS' satisfaction, or shall during this time period have taken steps to correct said default to LICENSORS' satisfaction. At the end of this second thirty (30) day period from receipt of the notice of termination, if LICENSEE has not corrected the default or taken steps to correct said default to LICENSORS' satisfaction, this Agreement is automatically terminated without a requirement for further action by LICENSORS. Should LICENSEE correct the said default within the second thirty (30) day period to LICENSORS' satisfaction, or have taken steps that are satisfactory to LICENSORS that will correct such default, then the notice of default and/or notice of termination will be considered withdrawn.

9. LICENSEE's Obligations Upon Termination. LICENSEE agrees that, upon termination, for any reason, all rights as they may have acquired under this Agreement shall and do immediately cease. Accordingly, LICENSEE, upon termination, will immediately cease any and all production and sale of "units" of the inventions and components thereof and will turn over to LICENSORS or to their agent, at LICENSORS' request, all technical data, materials, blueprints, plans, and like written materials, including computer programs, as may be in their possession relating to the licensed subject matter. LICENSEE shall further turn over to LICENSORS or to their agent, at LICENSORS' request, all molds, dyes, jigs, tooling, and the like, as were used in or relate to the manufacture of "units" of the inventions. LICENSEE, upon termination, will immediately cease and desist from further manufacture and sale of "units" of the inventions, their components and the like. Upon termination LICENSEE shall promptly notify LICENSORS of the number of "units" on hand of the inventions that have been produced and the number and state of completion of "units" of the inventions that are under construction. As to the "units' of the invention, LICENSEE shall have the right to promptly complete said "units" of the invention as are classifiable as forty percent or more completed at the date of their receipt of the notice of termination and LICENSEE shall, for a reasonable period of time, not to exceed one hundred eighty (180) days, have the right to sell these "units" previously made at a fair market price in the normal course of business, said sales to be governed by LICENSEE's pricing schedule in place at the time of termination. "Units" that have not been sold within that one hundred eighty (180) day period, will be offered for purchase to LICENSORS at the LICENSEE's cost of manufacture. Should LICENSORS determine not to purchase said "units," then LICENSEE shall have an additional one hundred eighty (180) day period to sell said "units" at whatever price they can negotiate, except that LICENSORS shall have a right of first refusal to buy all or part of said "units" at the offered price. Such right to purchase must be accepted by LICENSORS within ten (10) days of their receipt of a written notice from LICENSEE. After the expiration of said ten (10) day period, provided LICENSORS have not accepted the offer, LICENSEE may dispose of said "unit" or "units" to such other offeror.

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As to LICENSEE's inventory of parts and supplies and "units" that are less than forty (40) percent completed, LICENSEE and LICENSORS shall negotiate in good faith for LICENSORS to purchase these materials. Except that LICENSORS shall not purchase these materials for less than ten (10) percent of LICENSEE's cost.

Upon termination, any leases, contracts, and agreements as LICENSEE may have entered into or negotiated as relating to the manufacture and sale of "units" of the inventions, may be assumed by LICENSORS, at LICENSORS' sole discretion. In such assumption, LICENSORS are hereby granted the right and authority to negotiate directly with parties LICENSEE has contracted with an effort to negotiate more favorable terms. However, should terms less than what LICENSEE is obligated for be negotiated, such assumption terms must then be approved by LICENSEE. It is understood, however, that LICENSORS are not obligated to undertake or assume any liability of LICENSEE under any contracts as LICENSEE has entered into and that LICENSORS will only become liable for such agreements as they expressly, in writing, assume.

Termination of this Agreement shall not relieve LICENSEE of any burden or obligation of payment for past royalties or past minimum payments to LICENSORS and for payment of royalties on "units" of the inventions as have been manufactured or whereon manufacture is completed and sold after termination of this Agreement. Accounting for such sales shall be as provided for in paragraph 17 herein below.

10. CONFIDENTIALITY. LICENSEE agrees to maintain as confidential all of the subject matter licensed hereunder, including trade secrets, and the like, as may be disclosed by LICENSORS to LICENSEE, in conjunction with or subsequent to the execution of this Agreement. LICENSEE shall maintain as proprietary and confidential all information relating to design and improvements that are or maybe the subject of United States and/or foreign patent applications. LICENSEE will, within its manufacturing facility or the like, maintain close controls on entry and movement of persons within such manufacturing facility as are appropriate to maintain as confidential and as trade secrets the activities conducted within such facility, including, but not limited, requiring persons entering such facility to agree in writing to be bound by the terms and conditions of an acceptable Confidential Disclosure Agreement. Such Confidential Disclosure Agreement is to be approved by LICENSORS in advance of use and shall be maintained after signing by LICENSEE for LICENSORS' inspection.

11. PATENT APPLICATIONS. LICENSEE, by this Agreement, agrees to be responsible for paying for the filing and prosecuting additional patent applications, if any, utilizing patent counsel as selected by LICENSORS only, covering the licensed subject matter of this Agreement in the United States and foreign countries and improvements thereon as it elects, to allowance, final judgement, refusal or abandonment. LICENSEE shall timely elect specific countries as they determine to file patent applications in and shall notify LICENSORS of such determination. LICENSORS, at their option and with the cooperation of the inventors, shall then have the right to select any additional foreign countries as LICENSORS elects to file patent applications in. Should LICENSORS so elect, then, at the option of LICENSEE, any patent rights granted in such additional foreign country shall and will become part of the licensed subject matter of this Agreement, and are then considered as having been licensed hereunder to LICENSEE.

Should this Agreement be terminated, as set out above, upon the request of LICENSORS, LICENSEE will promptly execute appropriate documents for transferring any title to LICENSORS as they may be acquired to issued patents and patent

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applications, and shall turn over to LICENSORS all materials associated therewith and shall, at the request of LICENSORS, cooperate with the LICENSORS in continuing the prosecution of such patent applications and will take all reasonable steps necessary to protect and preserve such patent rights to the benefit of LICENSORS.

12. TRADEMARKS. LICENSEE, whether with or without the input of LICENSORS, may adopt a trademark or trademarks covering "units" of the inventions, for example turbulent dry injection system. Upon termination, LICENSEE agrees that such marks as have become identified with the subject matter of this Agreement shall be conveyed by separate assignment to LICENSORS. Which assignment shall include a conveyance of the rights, as LICENSEE shall have acquired in such mark or marks, as will expressly including the goodwill associated therewith. This Trademark Assignment will be made without cost to LICENSORS and shall be executed in conjunction with other assignments and conveyances of the rights licensed as called for herein.

13. PATENT NOTICE. LICENSEE acknowledges the importance of protecting patent rights and accordingly agrees to attach a suitable name plate, located in a prominent position, to each "unit," covered by this Agreement, which name plate, label, or the like, shall indicate that the product has been manufactured under license from LICENSORS and will set forth the U.S. and foreign Patent Numbers, and any additional patent numbers, if any, both United States and foreign, and may indicate that other patents are pending at the time of the manufacture, if applicable, covering the licensed subject matter. This notice shall be in conformity with requirements of United States statutes relating to the marking of patented devices.

14. INFRINGEMENT. LICENSEE agrees to notify LICENSORS promptly of any claim of, or threatened action or suit for infringement, of any patents belonging to third parties, made or brought against LICENSEE by reason of LICENSEE's exercise of rights granted hereunder. LICENSORS, upon notification, shall have the right to take charge of the defense of such action, as LICENSORS determine, including the hiring of attorneys of its own selection, or may elect to indemnify or hold harmless LICENSEE, who shall defend any such action through attorneys of LICENSEE's own selection. If any such action should be instigated against LICENSORS and LICENSEE jointly, LICENSEE shall defend such action on behalf of both parties through attorneys of its choosing providing such attorney is acceptable to LICENSORS. LICENSORS shall assist with such defense and accordingly shall without charge make available to LICENSEE any relevant records, information, samples, tests, reports, engineering data, and the like, and shall at its own cost make all reasonable efforts to secure the testimony of its employees and shall cooperate with such defense as requested by LICENSEE. LICENSORS, however, shall have the right to participate in the defense of any such action at their own expense through counsel of their own choosing.

In the event LICENSEE shall determine that one or more of the patent rights licensed hereunder are being infringed, LICENSEE shall not communicate with such suspected infringer and shall provide LICENSORS with evidence as LICENSEE may have acquired showing such infringement. If LICENSORS shall determine that an infringement exists, LICENSORS may take action to suppress the infringement to the extent of bringing suit against such infringer, if necessary. LICENSORS, however, are under no obligation to bring such suit or to prosecute more than one suit at a time involving a claim for infringement of any of the patents licensed hereunder. In the event LICENSORS decline to bring suit or to prosecute more than one suit at a time involving a claim for infringement of their patent or patents licensed hereunder, LICENSEE, with the permission of LICENSORS, may bring such suit at their own expense. If LICENSEE shall bring

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such suit and recover, then LICENSEE alone shall enjoy the benefit of such recovery. Should LICENSEE and LICENSORS determine to jointly or collectively bring action for infringement, then any recovery therefrom shall be divided between LICENSORS and LICENSEE based on the financial contributions of the respective parties, which contribution of LICENSORS may be provided by his foregoing royalties as provided for herein.

15. PATENT INVALIDITY . It is agreed that if a judgement is entered by a court of competent jurisdiction in any proceeding in which any claim or claims of one or more of the patent or patents licensed under this Agreement is found to be invalid for any reason, and should such judgement become final, such rights to such invalidated claim or claims will cease to be part of the subject matter licensed hereunder. However, the parties hereby acknowledge that this Agreement is not founded on any single patent or claim or claims thereof but is also to technology, know how and trade secrets, and therefore the invalidity of a single claim, claims, patent or even several patents of the licensed subject matter shall not alter or modify the terms and conditions of this Agreement.

16. ASSIGNMENT. This Agreement is personal to LICENSORS and may not be assigned without written approval by LICENSEE except in the event of the death of LICENSORS, the rights to payments provided for hereunder shall survive and are inheritable by their estate to continue for as long as this Agreement is in full force and effect. It is, however, assignable by LICENSEE to a successor to its entire business or to a third party as approved by LICENSORS who will not unreasonably withhold their approval, which third party will agree in writing in advance of such assignment to be bound to the terms and conditions of this Agreement. Assignment will, however, in no way relieve LICENSORS or LICENSEE of their obligations under the provisions of this Agreement.

17. REPORTS, RECORDS, AND PAYMENTS. Before the thirtieth (30th) day following each quarterly period ending September 30,1999, December 31, 1999, March 31, 2000 and June 30, 2000 and so on, respectively, from the date of the signing of this Agreement, all production minimums and sales, and related royalties payable hereunder shall be reported to LICENSORS. LICENSEE shall furnish to LICENSORS a statement, certified by an officer of LICENSEE, showing all licensed "units" manufactured and sold by LICENSEE during such quarter. This report shall include details of all production and sales and a computation of the royalties payable pursuant to paragraph 3 hereof In that itemization, sales of all companies operating as sublicensees of LICENSEE shall also be reported. This statement shall be submitted to LICENSORS even if no sales have taken place during the applicable quarterly period.

Concurrent with the conveyance of such royalty report, LICENSEE shall pay to LICENSORS all royalties as are due and payable. All sums of money payable by LICENSEE to LICENSORS under this Agreement shall be paid in United States currency and to the LICENSORS directly, or to an account designed by LICENSORS. Payment shall be made in accordance with the definition of net selling price of "units" of the inventions licensed hereunder, as set out in the definitions portion of this Agreement. Where foreign currency is received, such shall be converted into United States currency using the foreign exchange rate as set for bank transfers in the United States for payment abroad, less all expenses relating to the conversion and/or collection thereof. The exchange rate shall be that which is in effect for the last business day of a calendar quarter in which the sales were made.

LICENSEE shall keep complete, true and accurate books of account containing all particulars of their business activities as necessary for demonstrating the

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accuracy of the report rendered to LICENSORS setting out the amount to be paid to LICENSORS by way of royalties, as set forth above. Such books of account and supporting data shall be open at any reasonable time for a period of five (5) years following the end of a calendar year to which they pertain for the inspection of LICENSORS, or their representatives, for the purpose of verifying LICENSEE's royalty statements, or LICENSEE's compliance with respect to other aspects of this Agreement.

18. DISCLAIMER OF LIABILITY. LICENSEE agrees to assume all financial and service obligations for products manufactured and sold by it, and hereby expressly absolves and holds harmless LICENSORS from all liability and/or responsibility to LICENSEE and/or to others, including third parties, for any failure in production, design, operation or otherwise, including fitness of purpose and inherent defects, for products manufactured and sold by LICENSEE.

19. NON-WAIVER PROVISIONS. Failure by LICENSORS or LICENSEE to enforce any provision of this Agreement, or any right in respect hereto, or to exercise any election herein shall in no way be considered to be a waiver of such provision, right, or election nor in any way shall such effect the validity of this Agreement. The exercise by LICENSORS or LICENSEE of any of their rights, herein or any of their elections under the terms or conditions herein shall also not preclude or prejudice LICENSORS or LICENSEE from exercising the same or any other right as they may have under this Agreement irrespective or any previous action or proceeding taking by LICENSORS or LICENSEE hereunder.

20. TERMINATION/BANKRUPTCY. Unless otherwise provided by law, LICENSORS shall have the right to terminate this Agreement and any sublicense or sublicenses granted hereunder upon the filing by LICENSEE of a petition in bankruptcy or insolvency, or upon or after a declaration of bankruptcy or insolvency, or upon or after the filing by LICENSEE of any petition or answer seeking reorganization, readjustment or arrangement under any law relating to bankruptcy or insolvency, as could involve the appointment of receiver for all or any part of the property of LICENSEE, or upon or after the initiation by LICENSEE of any proceedings for the liquidation or winding up of its business or for the termination of its corporate charter; and upon the exercise of such rights, any licenses or sublicenses granted shall automatically terminate fifteen (15) days after notice in writing to that effect has been given by LICENSORS to LICENSEE or to sublicensees.

Should, however, a petition in bankruptcy or insolvency, or upon or after a declaration of bankruptcy or insolvency, or upon or after the filing by LICENSEE of any petition or answer seeking reorganization, readjustment or arrangement under any law relating to bankruptcy or insolvency, as could involve the appointment of receiver for all or any part of the property of LICENSEE, or upon or after the initiation by LICENSEE of any proceedings for the liquidation or winding up of its business or for the termination of its corporate charter, and a court block termination it is agreed that the provisions of paragraphs 2 and 3 shall remain in force and effect and all amounts due and payable thereunder shall accrue as a responsibility of a subsequent taker, who acquires from such court the rights and responsibilities under this Agreement.

21. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Utah. This Agreement constitutes the entire agreement between the parties with respect to the subject matter licensed hereunder, and shall supercede any previous communications, representations, understandings and agreements, either oral or written, between the parties or any officer to representative thereof with respect to the subject matter of this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

23. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

If to LICENSORS:

Richard A. Steinke                        Robert W. Hood
1580 Bermuda Dunes Drive        and       11555 Southeast Street Lucy Lane
Boulder City, NV 89005                    Clackamass, OR 97015

With a copy to:

M. Reid Russell, Esq.
261 East 300 South, Suite 300
Salt Lake City, Utah 84111

If to LICENSEE:

American Environmental Corporation
705 Yucca Street
Boulder City, NV 89005

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

24. THIRD PARTIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than LICENSORS or LICENSEE any rights or remedies under or by reason of this Agreement.

25. INJUNCTIVE RELIEF. Each party hereby acknowledges and agrees that it would be difficult to fully compensate the other party for damages resulting from the breach or threatened breach of any provision of this Agreement and, accordingly, that each party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action. This provision with respect to injunctive relief shall not diminish, however, the right of either party to any other relief or to claim and recover damages.

26. HEADINGS. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

27. ATTORNEYS' FEES. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses (including, but not limited to, attorneys' fees and costs) incurred in such action.

28. ARBITRATION. Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of Nevada. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of Nevada and, if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Las Vegas, Nevada. The parties hereto agree to accept the decision of the board of arbitrators, and judgement upon any award rendered hereunder may be entered in any court having jurisdiction thereof Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days prior written notice of its intent to do so.

29. FORCE MAJEURE. Except for obligations of payment neither LICENSORS nor LICENSEE shall be liable for non-performance caused by any circumstances beyond their reasonable control, including, but not limited to, lightning, earthquake, storm, strike, lockout or other industrial disturbance, shortage of necessary labor, acts of enemies, sabotage, war, blockage, insurrection, riot, epidemic, landslide, flood, fire, washout or the order of any court or authority, which circumstance by the exercise of due diligence the party invoking this paragraph 29 is unable to prevent or overcome; provided, however, that (i) lack of financial capacity shall in no event be deemed to be a cause beyond a party's control and (ii) no party shall be entitled to invoke this paragraph 29 if the failure to observe or perform any of the covenants or obligations herein imposed upon it was caused by such party failing to act in a reasonable and prudent manner under the circumstances, or failing to remedy the condition with reasonable diligence, or failing to give notice as soon as possible after determining that an event of force majeure has occurred and specifying those covenants or conditions such party will be unable to perform, or was the result of a knowing or negligent breach by such party of any applicable laws, regulations, agreements or contracts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

/S/RICHARD A. STEINKE, INVENTOR and LICENSOR

/S/ROBERT W. HOOD, INVENTOR and LICENSOR

AMERICAN ENVIRONMENTAL CORPORATION, LICENSEE

By:/S/David K. Griffiths
Its: Secretary